Exhibit 99.1

FOR IMMEDIATE RELEASE

November 29, 2005

MILLENNIUM BANKSHARES CORPORATION SHAREHOLDERS DO NOT APPROVE ALBEMARLE FIRST BANK ACQUISITION; DEFINITIVE AGREEMENT TERMINATED

Reston, VA, November 29, 2005 — Millennium Bankshares Corporation announced today that, at the special meeting of its shareholders held on November 28, 2005, the matters related to Millennium Bankshares’ proposed acquisition of Albemarle First Bank did not receive the requisite vote of the shareholders of Millennium Bankshares and, as a result, the Board of Directors of Millennium Bankshares determined to terminate the definitive agreement with Albemarle First Bank.

The obligations of Millennium Bankshares under the definitive agreement with Albemarle First Bank were conditioned upon the approval of various matters by the shareholders of Millennium Bankshares. One of these matters, a proposal to amend Millennium Bankshares’ articles of incorporation to increase the number of its authorized shares for issuance in the merger, required the affirmative super-majority vote of the holders of two-thirds of Millennium Bankshares’ outstanding shares.

As a result of the termination of the transaction with Albemarle First Bank, Millennium Bankshares currently expects to record transaction expenses within a range of $500,000 to $600,000 in the fourth quarter of 2005.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.